EXHIBIT 99.1

Tech Data Corporation Reports First Quarter Fiscal Year 2016 Results

Strong European Performance Contributes to 11 Percent Non-GAAP Earnings Per Share Growth

CLEARWATER, Fla., May 28, 2015 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD) (the "Company") today announced its financial results for the first quarter ended April 30, 2015.

	First quarter ended April 30,
($ in millions, except per share amounts)	2015	2014
Net Sales	$5,887.2	$6,728.2

Operating income (GAAP)	$81.9	$31.5
Operating margin (GAAP)	1.39%	0.47%

Operating income (Non-GAAP)	$50.2	$51.2
Operating margin (Non-GAAP)	0.85%	0.76%

Net income (GAAP)	$51.3	$13.5
Net income (Non-GAAP)	$29.6	$27.7

EPS - diluted (GAAP)	$1.38	$0.35
EPS - diluted (Non-GAAP)	$0.80	$0.72

A reconciliation of GAAP to non-GAAP financial measures is presented in the financial tables of this press release.

This information is also available on the Investor Relations section of Tech Data's website at www.techdata.com.

Financial Highlights for the First Quarter Ended April 30, 2015:

  Net Sales for the first quarter were $5.9 billion, a decrease of approximately 12 percent from $6.7 billion in the prior-year quarter. Excluding the impact of the weakening of certain foreign currencies against the U.S. dollar compared to the prior-year quarter, consolidated net sales increased 2 percent.

    The Americas: Net sales were $2.3 billion (approximately 40 percent of worldwide net sales), a decrease of 6 percent from the prior-year quarter. Excluding from both periods net sales generated in Chile, Peru and Uruguay due to the Company's previously announced exit from those countries, and the impact of weaker foreign currencies against the U.S. dollar, sales decreased approximately 1 percent from the prior-year quarter.

    Europe: Net sales were $3.5 billion (approximately 60 percent of worldwide net sales), a decrease of 17 percent (an increase of 5 percent in euros), from the prior-year quarter.

  Gross profit was $291.9 million, or 4.96 percent of net sales, compared to $335.3 million, or 4.98 percent of net sales in the prior-year quarter.

  Non-GAAP SG&A was $241.7 million, or 4.11 percent of net sales, compared to $284.2 million, or 4.22 percent of net sales in the prior-year quarter. The decrease in SG&A is due primarily to the impact of the weakening of certain foreign currencies against the U.S. dollar. The decrease in SG&A as a percentage of net sales is primarily attributable to improved operating leverage from increased sales and disciplined expense management in Europe.

  Non-GAAP operating income was $50.2 million, or 0.85 percent of net sales, compared to $51.2 million, or 0.76 percent of net sales in the prior-year quarter. The weakening of the euro against the U.S. dollar compared to the prior-year quarter negatively impacted non-GAAP operating income by approximately $8 million.

    The Americas: Non-GAAP operating income was $24.4 million, or 1.04 percent of net sales, compared to $29.3 million, or 1.18 percent of net sales in the prior-year quarter.

    Europe: Non-GAAP operating income was $29.6 million, or 0.83 percent of net sales, compared to $23.8 million, or 0.56 percent of net sales in the prior-year quarter. Non-GAAP operating income in euros improved 60 percent compared to the prior-year quarter.

    Stock-based compensation expense was $3.8 million, compared to $2.0 million in the prior-year quarter. These expenses are presented as a separate line item in the company's segment reporting (see the GAAP to non-GAAP reconciliation in the financial tables of this press release).

  Non-GAAP net income was $29.6 million, or $0.80 per diluted share, compared to $27.7 million or $0.72 per diluted share in the prior-year quarter. The weakening of certain foreign currencies against the U.S. dollar compared to the prior-year quarter negatively impacted non-GAAP net income by approximately $5.3 million, or $0.14 per diluted share.

  Net cash provided by operations during the first quarter was $103 million.

  Return on invested capital on a non-GAAP basis for the trailing twelve months was 11 percent.

"We are pleased to report an excellent start to Tech Data's fiscal year 2016," said Robert M. Dutkowsky, chief executive officer. "Strong execution by our European team, supported by a better than expected demand environment, allowed us to overcome significant currency headwinds and a shortfall in our Americas region, and still deliver solid growth in non-GAAP net income and double-digit growth in non-GAAP earnings per share. In addition, we generated strong cash flow and earned a return on invested capital of 11 percent, well above our cost of capital. Our first-quarter results are a testament to our geographic, product and customer diversification strategy. Our broad portfolio enables Tech Data to operate successfully in today's rapidly changing IT market, serve our partners and resellers efficiently, and deliver strong results to our shareholders."

Business Outlook

For the second quarter ending July 31, 2015, the Company expects low to mid-single-digit year-over-year sales decline in the Americas, and mid-single digit sales growth in Europe, in local currency. This outlook takes into account the loss of approximately $70 million of net sales due to the Company's exit from Chile, Peru and Uruguay. The Company also expects a non-GAAP effective tax rate of 30 to 32 percent, and the average U.S. dollar to euro currency exchange rate to be $1.05 to €1.00.

Webcast Details

Tech Data will hold a conference call today at 9:00 a.m. (ET) to discuss its financial results for the first quarter ended April 30, 2015. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be obtained at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP financial information contained in this release is included with the intention of providing investors a more complete understanding of the Company's operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the Company exclude acquisition-related intangible assets amortization expense, a benefit associated with a LCD settlement, a loss on disposal of subsidiaries, and restatement and remediation-related expenses. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial schedules. This information can also be obtained from the Company's Investor Relations website at www.techdata.com/investor.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws and regulations, including those regarding the Company's business outlook. These statements are subject to risks and uncertainties, including the risks identified in the Company's most recent Annual Report on Form 10-K filed March 26, 2015. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements. Forward-looking statements reflect management's analysis as of the filing date of this press release. The Company does not undertake to update or revise these statements to reflect subsequent developments.

About Tech Data

Tech Data Corporation is one of the world's largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 115,000 resellers to efficiently and cost effectively support the diverse technology needs of end users in more than 100 countries. Tech Data generated $27.7 billion in net sales for the fiscal year ended January 31, 2015. It is ranked No. 111 on the Fortune 500® and one of Fortune's "World's Most Admired Companies."  To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	April 30,
	2015	2014

Net sales	$ 5,887,229	$ 6,728,151
Cost of products sold	5,595,340	6,392,823
Gross profit	291,889	335,328
Operating expenses:
Selling, general and administrative expenses	247,481	291,596
Restatement and remediation related expenses	618	12,236
LCD settlements	(38,511)	--
Loss on disposal of subsidiaries	363	--
	209,951	303,832
Operating income	81,938	31,496
Interest expense	5,722	6,760
Other expense (income), net	161	451
Income before income taxes	76,055	24,285
Provision for income taxes	24,778	10,818
Net income	$ 51,277	$ 13,467

Net income per share:
Basic	$ 1.39	$ 0.35
Diluted	$ 1.38	$ 0.35
Weighted average common shares outstanding:
Basic	36,822	38,137
Diluted	37,036	38,321

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except par value and share amounts)

	April 30,	January 31,
	2015	2015
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 619,183	$ 542,995
Accounts receivable, less allowances of $47,678 and $50,143	2,573,955	2,811,963
Inventories	1,968,782	1,959,627
Prepaid expenses and other assets	191,992	161,832
Assets held for sale	--	101,706
Total current assets	5,353,912	5,578,123
Property and equipment, net	63,099	63,104
Other assets, net	488,965	495,498
Total assets	$ 5,905,976	$ 6,136,725

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 2,987,890	$ 3,119,618
Accrued expenses and other liabilities	495,640	538,758
Revolving credit loans and current maturities of long-term debt, net	16,294	13,303
Liabilities held for sale	--	71,447
Total current liabilities	3,499,824	3,743,126
Long-term debt, less current maturities	351,658	351,576
Other long-term liabilities	82,013	81,880
Total liabilities	$ 3,933,495	$ 4,176,582
Shareholders' equity:
Common stock, par value $0.0015; 200,000,000 shares authorized; 59,245,585 shares issued at April 30, 2015 and January 31, 2015	$ 89	$ 89
Additional paid-in capital	672,369	679,973
Treasury Stock, at cost (22,502,710 and 21,866,069 shares at April 30, 2015 and January 31, 2015)	(978,958)	(939,143)
Retained earnings	2,219,739	2,168,462
Accumulated other comprehensive income	59,242	50,762
Total shareholders' equity	1,972,481	1,960,143
Total liabilities and shareholders' equity	$ 5,905,976	$ 6,136,725

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands)

	Q1 FY16 - Three months ended April 30, 2015
	Americas(1)	Europe(1)	Stock Compensation Expense	Consolidated
Net Sales	$ 2,339,260	$ 3,547,969		$ 5,887,229
GAAP operating income(1)	$ 62,359	$ 23,397	$ (3,818)	$ 81,938
Restatement and remediation related expenses	38	580		618
LCD settlements	(38,511)	--		(38,511)
Loss on disposal of subsidiaries	363	--		363
Acquisition-related amortization of intangibles	170	5,610		5,780
Total non-GAAP operating income adjustments	$ (37,940)	$ 6,190		$ (31,750)
Non-GAAP operating income	$ 24,419	$ 29,587	$ (3,818)	$ 50,188
GAAP operating margin	2.67%	0.66%		1.39%
Non-GAAP operating margin	1.04%	0.83%		0.85%

	Q1 FY15 - Three months ended April 30, 2014
	Americas(1)	Europe(1)	Stock Compensation Expense	Consolidated
Net Sales	$ 2,476,271	$ 4,251,880		$ 6,728,151
GAAP operating income(1)	$ 26,283	$ 7,186	$ (1,973)	$ 31,496
Restatement and remediation related expenses	2,870	9,366		12,236
Acquisition-related amortization of intangibles	170	7,264		7,434
Total non-GAAP operating income adjustments	$ 3,040	$ 16,630		$ 19,670
Non-GAAP operating income	$ 29,323	$ 23,816	$ (1,973)	$ 51,166
GAAP operating margin	1.06%	0.17%		0.47%
Non-GAAP operating margin	1.18%	0.56%		0.76%

(1) GAAP operating income does not include stock compensation expense at the regional level.

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)

Selling, general and administrative expenses ("SG&A")	Three months ended April 30,
	2015	2014
Net Sales	$ 5,887,229	$ 6,728,151
GAAP SG&A	247,481	291,596
Acquisition-related amortization of intangibles	(5,780)	(7,434)
Non-GAAP SG&A	$ 241,701	$ 284,162

GAAP SG&A percentage of net sales	4.20%	4.33%
Non- GAAP SG&A percentage of net sales	4.11%	4.22%

	Three months ended April 30,
	2015			2014
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$ 81,938	$ 51,277	$ 1.38	$ 31,496	$ 13,467	$ 0.35
Restatement and remediation-related expenses	618	478	0.01	12,236	8,759	0.23
LCD settlements	(38,511)	(26,823)	(0.72)	--	--	--
Loss on disposal of subsidiaries	363	363	0.01	--	--	--
Acquisition-related amortization of intangibles	5,780	4,284	0.12	7,434	5,427	0.14
Non-GAAP results	$ 50,188	$ 29,579	$ 0.80	$ 51,166	$ 27,653	$ 0.72

Return on Invested Capital (ROIC)
(In thousands)
Twelve months ended
April 30, 2015
TTM Non-GAAP Net Operating Profit After Tax (NOPAT)*:
Non-GAAP Operating Income	$ 307,006
Non-GAAP effective tax rate	31.2%
Non-GAAP NOPAT (Non-GAAP operating income x (1 - non-GAAP effective tax rate))	$ 211,356

Average Invested Capital:
Short-term debt (5-qtr average)	$ 34,905
Long-term debt (5-qtr average)	351,893
Non-GAAP Shareholders' Equity (5-qtr average)	2,075,158
Total average capital	2,461,956
Less: Cash (5-qtr average)	(583,015)
Average invested capital less average cash	$ 1,878,941
ROIC	11%

* Trailing Twelve Months is abbreviated as TTM.
CONTACT: Jeffery P. Howells, Executive Vice President
         and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com) or

         Arleen Quinones, Vice President, Investor Relations
         and Corporate Communications
         727-532-8866 (arleen.quinones@techdata.com)